Exhibit 10.2

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered as of the 16th day of December, 2005, by and between BIG A DRILLING COMPANY, L.C., a Kansas limited liability company (the “Seller”) and BRONCO DRILLING COMPANY, INC., a Delaware corporation (the “Buyer”). The Seller and the Buyer may be separately referred to in this Agreement as a “Party” or collectively as the “Parties”.

WITNESSETH:

WHEREAS, the Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, certain assets of the Seller in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration for the mutual promises and conditions contained in this Agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Seller and the Buyer hereby agree as follows:

1. PURCHASE AND SALE. Subject to the terms and conditions described in this Agreement, the Seller hereby agrees to sell, transfer, convey and deliver to the Buyer, and the Buyer hereby agrees to purchase from the Seller, all of the Seller’s right, title and interest in and to certain assets owned by the Seller, including, without limitation, the trucks and equipment described in Schedule 1-A (collectively, the “Acquired Assets”), free and clear of any and all liens, security interests and encumbrances of any type or nature whatsoever. Notwithstanding the foregoing, the Acquired Assets shall exclude the items identified on Schedule 1-B. In addition to the Acquired Assets, and subject to the revenue and expense allocation provided in Section 5.7, at Closing (as defined in Section 6) the Buyer shall assume the Seller’s rights and obligations in the contracts and agreements of the Seller identified on Schedule 1-C (collectively, the “Assumed Agreements”). The Buyer shall not assume or have any obligation under this Agreement with respect to any other obligation of the Seller except for the Assumed Agreements, and the Seller shall remain liable for all obligations other than the Assumed Agreements.

2. PURCHASE PRICE. The Buyer shall pay to the Seller the aggregate amount of Eighteen Million One Hundred Fifty Thousand and 00/100 Dollars ($18,150,000.00) for the Acquired Assets (the “Purchase Price”), which amount shall be paid at Closing (as hereafter defined) in the following manner.

2.1 Cash Purchase Price. Cash in the amount of Sixteen Million Three Hundred Thirty-five Thousand and 00/100 Dollars ($16,335,000.00) to be paid at Closing by certified funds or by wire transfer (the “Cash Purchase Price”).

2.2 Stock. Common stock of the Buyer (the “Stock Consideration”) in an aggregate amount equal to One Million Eight Hundred Fifteen Thousand and 00/Dollars ($1,815,000.00). The total number of shares of common stock to be issued to the Seller shall be calculated by dividing $1,815,000.00 by the closing price of the Buyer’s common stock on the date that this Agreement is executed by both Parties. There shall be no holding period for or restrictions affecting the Seller’s right to transfer the Stock

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Consideration except for those restrictions arising under any applicable securities laws and those restrictions created by or otherwise imposed on the Seller other than by the Buyer. On or about August 16, 2006, the Buyer agrees to file with the Securities and Exchange Commission (the “SEC”), at its sole cost and expense, a registration statement on Form S-3 registering the Stock Consideration for resale by the Seller. The Seller shall provide the Buyer with all information regarding the Seller that is necessary to complete the registration statement. Once the registration statement has been declared effective by the SEC, the Buyer will use its commercially reasonable efforts to keep the registration statement effective until (a) all shares of Stock Consideration have been sold thereunder or (b) the Stock Consideration is eligible for resale by the Seller under Rule 144 under the Securities Act of 1933, as amended, whichever shall occur first. Buyer shall have the right to delay the filing and/or suspend the effectiveness of the registration statement or otherwise suspend the Seller’s right to sell the Stock Consideration if the Buyer determines that (a) making the filing or failing to suspend the registration statement and/or the making of offers and sales thereunder would be injurious or otherwise detrimental to the Buyer or would require the premature disclosure of a business transaction or other material event or (b) the registration statement contains a material misstatement or omission.

3. REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller hereby represents and warrants to the Buyer that the following statements are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date.

3.1. Organization. The Seller is a limited liability company that is duly organized, validly existing and in good standing under the laws of the state of its organization and is duly registered or qualified to do business and in good standing in each jurisdiction in which the nature of its business or properties requires such registration or qualification, except where the failure to so register or qualify would not have a Material Adverse Effect (as hereafter defined). The Seller has full power and authority to own, lease and operate its properties and to carry on its business as now being conducted, to own or use the properties and assets that it purports to own or use and to perform all of its obligations under the Assumed Liabilities. For purposes of this Agreement, “Material Adverse Effect” shall mean any state or states of fact, condition or conditions, event or events, circumstance or circumstances, change or changes, or effect or effects that individually or in the aggregate (including, without limitation, an aggregate combination of one or more of the foregoing whether or not related to each other or involving or affecting the same or different representations, warranties and/or covenants) could be materially adverse to (i) the business, condition (financial or otherwise), results of operations or prospects of the business or the assets of the applicable Party, or (ii) the ability of the applicable Party to consummate the transactions contemplated by this Agreement.

3.2. Authority. The Seller has full power and authority to execute and deliver, and to perform its duties and obligations under, this Agreement and each other agreement, document and instrument to be executed or delivered by the Seller contemplated by this Agreement collectively, (the “Seller Documents”). The execution and delivery of, the performance of their obligations under, and the consummation of the transactions

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contemplated by, this Agreement and any Seller Document, have been duly authorized by all necessary action on the part of the Seller. This Agreement is, and the Seller Documents will constitute, the legal, valid and binding obligation of the Seller and is, and the Seller Documents will be, enforceable against the Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of the court before which any proceeding may be brought.

3.3. No Conflicts; Consents. The execution and delivery of this Agreement and the Seller Documents and the consummation of the transactions contemplated by this Agreement and the Seller Documents will not: (i) violate or conflict with any provision of the Seller’s organizational documents, as amended; (ii) violate or conflict with any constitution, statute, regulation, rule, injunction, judgment, order, permit, decree, ruling, charge, or other restriction of any government, governmental agency, court or arbitrator to which the Seller or its assets are subject; (iii) conflict with, result in a breach of, constitute a default under (or with notice or the lapse of time or both could result in a breach of or constitute a default), result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or bound or to which any of its assets are subject; (iv) that could result in the creation or imposition of any lien, security interest or encumbrance in, to or on any of its assets ; or (v) require the Seller to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency, creditor or other third party in order to consummate the transactions contemplated by this Agreement or the Seller Documents.

3.4. Litigation. There are no claims, demands, filings, hearings, notices of violation, proceedings, notices or demand letters, investigations, administrative proceedings, civil, criminal or other actions, litigation, suits, mediations, arbitrations or other legal proceedings pending or, to the Seller’s knowledge, threatened against the Seller relating to, involving or affecting any of the Acquired Assets or that would seek to question, delay, prevent or materially impair the ability of the Seller to perform its duties or obligations under, or to consummate the transactions contemplated by, this Agreement. There are no outstanding judgments, orders, writs, injunctions, indictments or informations, grand jury subpoenas or civil investigative demands, plea agreements, stipulations, awards or decrees of any court, arbitrator or any federal, state, municipal or other governmental department, commission, board, agency or instrumentality relating to the Acquired Assets.

3.5. Taxes. All taxes, fees, assessments and charges imposed by the United States or by any foreign country or by any state, municipality, subdivision or instrumentality of the United States or of any foreign country, or by any other taxing authority, which are due or payable by the Seller on or prior to the Effective Time, or for which the Seller may be liable on or prior to the Effective Time, and all interest and penalties thereon (collectively, “Taxes” or “Tax”), have been paid in full, or, if not due on or prior to the Effective Time but due on or prior to the Closing Date, will be timely paid

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in full when due. All Tax returns required to be filed in connection therewith have been, or will be timely and accurately prepared in all material respects and filed or if not due on or prior to the Effective Time will be timely and duly made. No deficiency for any Tax or claim for additional Taxes relating to or affecting in any manner any of the Seller’s business or the Acquired Assets has been proposed, asserted or assessed against the Seller. There are no liens on any of the Acquired Assets with respect to Taxes, other than liens for taxes not yet due and payable. There is no action, suit, taxing authority proceeding, or audit now in progress, pending or threatened, to the Seller’s knowledge, against the Seller or involving the Acquired Assets.

3.6. Compliance with Laws and Permits. To the Seller’s knowledge, the Seller has operated the Acquired Assets so as to comply with, and are in compliance with, all applicable laws, rules and regulations, of all applicable governmental authorities, including, without limitation, any applicable laws, rules, regulations, ordinances, codes, orders, judgments or decrees as to environmental, health and/or safety matters, the noncompliance with which could have a Material Adverse Effect. To the Seller’s knowledge, the Seller and its affiliate have all of the licenses, permits and other governmental authorizations required for the operation, the Acquired Assets, and each Permit is identified on (or copies of Permits are attached to) Schedule 3.6.

3.7. Title to and Adequacy of Acquired Assets. The Seller has good and indefeasible title to the Acquired Assets, free and clear of all liens, security interests and encumbrances and shall convey such title to the Buyer.

3.8. Assumed Agreements. To the Seller’s knowledge, there is not, under any of the Assumed Agreements, any existing default or event of default which, with or without due notice or lapse of time or both, would constitute a material default or event of default on the part of the Seller or the other party or parties. No consents are required under any of the Assumed Agreements for the consummation of the transactions contemplated by this Agreement and the Seller Documents. Each of the Assumed Agreements is in full force and effect and is a valid and binding obligation of the Seller and is enforceable in accordance with its terms, and immediately following the Closing, will be valid, binding and enforceable by the Buyer as assignee thereof in accordance with its terms, except as any such enforceability may be limited by the effect of bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity.

3.9. Employees. Schedule 3.9 is a true and complete list of the name of each individual who is employed for, or retained or compensated by the Seller as an employee, independent contractor or consultant in connection with the maintenance, repair or operation of the Acquired Assets (“Employees”) along with his or her compensation. Except as set forth on Schedule 3.9, (i) the Seller has paid or made provision for the payment of all salaries, commissions and accrued wages of the Employees (including accrued vacation pay and sick leave) up to the Closing Date; (ii) the Seller has complied with all applicable laws, rules and regulations relating to the employment of labor, including those relating to wages, hours, unemployment insurance, collective bargaining and the payment and withholding of taxes for all Employees; (iii) the Seller has withheld

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all amounts required by law or agreement to be withheld from the wages or salaries of the Employees; and (iv) the Seller is not liable for any arrears of wages or other taxes or penalties for failure to comply with any of the foregoing to the extent they are applicable to the Employees or any of its former employees. There is not pending or, to the Seller’s knowledge, threatened, any labor dispute, strike, work stoppage or union organizing effort, and the Seller is not a party to any agreement with a labor union or other labor representative of any Employee.

3.10. Insurance. The Acquired Assets are insured and will be so insured through the Closing Date, in amounts and against risks consistent with levels and types commonly used in the industry in which the Seller operates and such policies are summarized on Schedule 3.10.

3.11. Environmental Matters. To Seller’s knowledge, all activities of the Seller have been conducted in substantial compliance with all properties leased or operated by the Seller substantially comply with, all Environmental, Health, and Safety Requirements (as hereafter defined) applicable to the Seller. The Seller, to its knowledge, has obtained, has complied with, and is in compliance with all Permits that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of the Acquired Assets, and such Permits are in full force and effect, free from breach, and the consummation of the transactions contemplated by this Agreement will not affect them. The Seller has not received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements. The Seller has not treated, recycled, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including any Hazardous Materials (as hereafter defined), or any property owned or operated by the Seller in a manner that has given or would give rise to any damages, including any damages for response costs, corrective action costs, personal injury, property damage or natural resources damages, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Solid Waste Disposal Act, as amended, or any other Environmental, Health, and Safety Requirements. The consummation of the transactions contemplated by this Agreement will not result in any liabilities or damages for site investigation or cleanup, or require any consent or approval, pursuant to any Environmental, Health, and Safety Requirements, including any so-called “transaction-triggered” or “responsible property transfer” requirements. To the Seller’s knowledge, no Hazardous Material is located or is suspected to be located in the soil, groundwater, surface water, or waterways at or under any property owned, leased or operated by the Seller in quantities or concentrations sufficient to require investigation, removal or remediation under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, or any other federal, state or local law.

For purposes of this Agreement, “Hazardous Material” shall mean any hazardous or toxic substance, material, pollutant or waste which is regulated by any federal, state or local governmental authority, including, but not limited to, the following as defined by the cited laws or regulations implementing the cited laws: “hazardous substances” and “pollutants or contaminants” as defined under the Comprehensive Environmental

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Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601 et seq.; “hazardous waste” as defined under the Solid Waste Disposal Act, as amended, 42 U.S.C. § 6901 et seq.; air pollutants regulated under the Clean Air Act, as amended, 42 U.S.C. § 7401 et seq.; “pollutants” as defined under the Clean Water Act, as amended, 33 U.S.C. § 1251 et seq.; any pesticide as defined by the Federal Insecticide, Fungicide, and Rodenticide Act, as amended, 7 U.S.C. § 136 et seq., any hazardous chemical substance or mixture or imminently hazardous substance or mixture regulated by the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601 et seq.; any substance listed in the United States Department of Transportation Table at 49 CFR 172.101; any petroleum produce, any explosives, any radioactive material and any asbestos containing material.

For purposes of this Agreement, “Environmental, Health, and Safety Requirements” shall mean all orders, contracts, laws, and programs (including those promulgated or sponsored by industry associations, insurance companies, and risk management companies) concerning or relating to public health and safety, worker/occupational health and safety, and pollution or protection of the environment, including those relating to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, release, threatened release, control, or other action or failure to act involving cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation.

3.12 Real Property. An affiliate of the Seller, Spence Hummel, presently owns certain real property as described in the Lease Agreement (hereafter defined), containing approximately nine (9) acres, more or less, and all improvements situated thereon, which are physically located at 315 N.W. Hwy 270, Woodward, OK 73802 (the “Yard”).

3.13 Brokers. Except for DB Co, LLC, no broker, finder or other person is entitled to any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement. The Seller is responsible for all payments due to DB Co, LLC for consulting services provided to the Seller and the Seller shall indemnify the Buyer from any claim made for any such services.

3.14 No Pending Transactions. Except for this Agreement, the Seller is not a party to or bound by any agreement, undertaking, commitment, contract to sell, transfer, or otherwise dispose of any or all of the Acquired Assets.

3.15 Full Disclosure. To the Seller’s knowledge, all documents and other papers delivered by or on behalf of the Seller in connection with this Agreement and the Seller Documents and the transactions contemplated hereby and thereby are true, complete and correct. To the Seller’s knowledge, the information furnished by or on behalf of the Seller in connection with this Agreement and the transactions contemplated hereby and thereby does not contain any untrue statement of a material fact and does not omit to state any material fact necessary to make the statements made, in the context in which they were made, not false or misleading.

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4. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer hereby represents and warrants to the Seller that the following statements are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date.

4.1. Organization. The Buyer is a corporation that is duly organized, validly existing and in good standing under the laws of the state of its organization and is duly registered or qualified to do business and in good standing in each jurisdiction in which the nature of its business or properties requires such registration or qualification, except where the failure to so register or qualify would have a Material Adverse Effect. The Buyer has full power and authority to own, lease and operate its properties and to carry on its business as now being conducted and to own or use the properties and assets that it purports to own or use.

4.2. Authority. The Buyer has full power and authority to execute and deliver, and to perform its duties and obligations under, this Agreement and each other agreement, document and instrument to be executed or delivered by the Buyer contemplated by this Agreement (collectively, the “Buyer Documents”). The execution and delivery of, the performance of its obligations under, and the consummation of the transactions contemplated by, this Agreement and any Buyer Document, have been duly authorized by all necessary action on the part of the Buyer. This Agreement is, and the Buyer Documents will constitute, the legal, valid and binding obligation of the Buyer and is, and the Buyer Documents will be, enforceable against the Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of the court before which any proceeding may be brought.

4.3. No Conflicts; Consents. The execution and delivery of this Agreement and the Buyer Documents and the consummation of the transactions contemplated by this Agreement and the Buyer Documents will not: (i) violate or conflict with any provision of the Buyer’s organizational documents, as amended; (ii) violate or conflict with any constitution, statute, regulation, rule, injunction, judgment, order, permit, decree, ruling, charge, or other restriction of any government, governmental agency, court or arbitrator to which the Buyer or its assets are subject; (iii) conflict with, result in a breach of, constitute a default under (or with notice or the lapse of time or both could result in a breach of or constitute a default), result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or bound or to which any of its assets are subject; or (iv) require the Buyer to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency, creditor or other third party in order to consummate the transactions contemplated by this Agreement or the Buyer Documents.

4.4. Litigation. There are no claims, demands, filings, hearings, notices of violation, proceedings, notices or demand letters, investigations, administrative proceedings, civil, criminal or other actions, litigation, suits, mediations, arbitrations or other legal proceedings pending or threatened against the Buyer relating to, involving or affecting any of its assets or that would seek to question, delay, prevent or materially impair the ability of the Buyer to perform its duties or obligations under, or to consummate the transactions contemplated by, this Agreement.

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4.5. Brokers. No broker, finder or other person is entitled to any brokerage fees, commissions or finder’s fees by the Buyer in connection with the transactions contemplated by this Agreement.

4.6. Full Disclosure. All documents and other papers delivered by or on behalf of the Buyer in connection with this Agreement and the Buyer Documents and the transactions contemplated hereby and thereby are true, complete and correct. The information furnished by or on behalf of the Buyer in connection with this Agreement and the transactions contemplated hereby and thereby does not contain any untrue statement of a material fact and does not omit to state any material fact necessary to make the statements made, in the context in which they were made, not false or misleading.

4.7. Financial Resources. The Buyer has cash or credit available, and will have cash available at the Closing, to enable it to purchase the Acquired Assets on the terms hereof and to perform in a timely manner its obligations under this Agreement.

4.8 Stock. Each share of common stock of the Buyer comprising the Stock Consideration has been validly authorized and issued, is fully paid and nonassessable, has not been issued in violation of any preemptive rights or of any federal or state securities law and no personal liability is attached to the ownership thereof. At the Closing, the Buyer will convey to the Seller good, valid and indefeasible title to the Stock Consideration, subject to the rights and restrictions shown in Schedule 4.8. There exist no options, warrants, subscriptions or other rights to purchase, or securities convertible into or exchangeable for, any of the Stock Consideration. The Buyer is not a party to or bound by, nor does the Buyer have any knowledge of, any agreement, instrument, arrangement, contract, obligation or commitment, whether written or oral, express or implied, relating to the sale, assignment, encumbrance, conveyance, transfer or delivery of the Stock Consideration.

5. PRE-CLOSING CONDITIONS AND COVENANTS.

5.1. Due Diligence Period. The Buyer and its employees and agents may, for a period of thirty (30) days following the date of the execution of this Agreement by both Parties (the “Due Diligence Period”), conduct and complete, at the Buyer’s sole cost and expense, any and all due diligence, investigations, studies or examinations of any type or nature whatsoever involving or related to the Acquired Assets, the Assumed Agreements, or the Yard, including, but not limited to, any environmental inspections and physical inventories. The Seller agrees to cooperate, and to cause its employees, representatives and agents to cooperate, with the Buyer and its employees and agents in any such due diligence or examinations and to provide such persons with any and all information, reports and investigations related to, involving or connected with the Acquired Assets, the Assumed Agreements, or the Yard, and including, without limitation, information deemed by the Buyer as necessary for its compliance with any state or federal securities laws.

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The Buyer waives and releases all claims against the Seller, its parent or subsidiary companies or other affiliates, and its and their directors, officers, members, managers, employees and agents, for injury to, or death of, persons or for damage to property arising in any way from the conduct of the investigations and examinations contemplated by this Section 5.1 or the conduct of its employees, agents or contractors in connection with such investigations and examinations (or the exercise of such rights of access). The Buyer shall indemnify the Seller, its parent and subsidiary companies and other affiliates, and its and their directors, officers, employees and agents from and against any and all claims, actions, liabilities, losses, damages, costs or expenses (including court costs and attorney fees) whatsoever arising out of the exercise of such rights of investigation and examination (or exercise of such rights of access). THE FOREGOING RELEASE AND INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS, OR EXPENSES ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SINGLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE NEGLIGENCE, OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE SELLER OR ANY OTHER INDEMNIFIED PARTY, OR (ii) STRICT LIABILITY.

5.2. AS-IS Conveyance. Except to the extent the Buyer delivers written notice to the Seller of its objections to the condition of the Acquired Assets at or before the end of the Due Diligence Period, other than the representations, warranties and covenants contained in this Agreement and in the Bill of Sale, the Seller is conveying the Acquired Assets to the Buyer, and the Buyer is receiving the Acquired Assets from the Seller, “AS-IS,” “WHERE–IS,” and “WITH ALL FAULTS,” with any and all latent and patent defects, including, without limitation, any environmental contamination or violations. Except as otherwise set forth in this Agreement, the Seller expressly disclaims all express and implied warranties related to the Acquired Assets, including, without limitation, any warranties of merchantability or suitability for a particular purpose. The Buyer is not relying on any representation, statement, or other assertion by the Seller regarding the financial value or condition of the Acquired Assets, but is relying on the Buyer’s own examination of the Acquired Assets.

5.3. Operations. From the date of this Agreement through the Closing Date, the Seller shall operate the Acquired Assets in the ordinary course, consistent with the Seller’s past practices, except as the Buyer may otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed.

5.4. No Actions. From the date of this Agreement through the Closing Date, the Seller shall not: (i) enter into any material agreement relating to the Acquired Assets or the Yard other than in the ordinary course of business; (ii) remove any property related to the Acquired Assets or the Yard (other than for repair, maintenance or replacement in the ordinary course) or make any alterations of or to the Acquired Assets or the Yard which would materially adversely affect the use or value thereof; (iii) commit to make or make any capital expenditures in excess of Ten Thousand and 00/100 Dollars ($10,000.00) related to the Acquired Assets or the Yard (other than for repair,

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maintenance or replacement in the ordinary course) which would obligate the Buyer to make any payments therefore without the prior consent of Buyer; (iv) cause or allow to be caused any damage, destruction, or loss (whether or not covered by insurance) to the Acquired Assets or the Yard; or (v) suffer a Material Adverse Effect.

5.5. No Solicitations. For a period of ninety (90) days from the date of this Agreement, the Seller shall not, directly or indirectly enter into any discussions, negotiations, agreements or understandings or solicit, initiate or encourage any inquiries, proposals or offers from any other person or party, relating to or involving: (i) the sale, assignment, transfer or conveyance of any of the Acquired Assets; or (ii) any merger, consolidation, disposition of all or a significant proportion of its business, properties or assets, tender offer, acquisition or other business combination, or proposal therefore. The Seller agrees and covenants to terminate any such discussions being held as of the date of this Agreement with respect to any of the foregoing matters and will notify the Buyer immediately if any person makes any proposal, offer, inquiry or contact with respect to any of the foregoing and the terms of any such proposal, offer, inquiry or contact.

5.6. No Announcement. Each Party hereby agrees and covenants not to directly or indirectly, or through its affiliates, directors, officers, employees or agents, disclose to any other person or party the existence of this Agreement or the terms or conditions thereof, without the prior written consent of the other Party or as allowed under Section 10 of this Agreement.

5.7. Casualty. Through the Closing Date, the Seller shall maintain the insurance policies disclosed to the Buyer in Schedule 3.10. In the event any Acquired Asset is damaged or destroyed by fire or any other casualty occurring after the date of this Agreement but prior to or on the Closing Date, then (i) the Seller shall assign or immediately pay over to the Buyer any and all insurance proceeds to be received or received under such insurance policy or (ii) the Buyer may reduce the Cash Purchase Price by an amount equal to the insurance proceeds actually received by the Seller under such insurance policies.

5.8. Expenses, Revenues for Assumed Agreements and Acquired Assets. On and after December 31, 2005 at 11:59 p.m. (the “Effective Time”), the Buyer shall be: (i) entitled to receive any and all compensation, revenues and income of any type to be paid or received by the Seller under the Assumed Agreements or any other agreement involving the Acquired Assets where such compensation, revenues and income relate to activities following the Effective Time; (ii) entitled to any and all accounts receivable related to the Assumed Agreements or other agreement involving the Acquired Assets following the Effective Time; and (iii) obligated to pay for any and all of the Seller’s costs and expenses incurred after the Effective Time in connection with the Acquired Assets or the Assumed Agreements, including, without limitation, actual well drilling and rig building expenses under the Assumed Agreements or other agreement involving the Acquired Assets following the Effective Time. In the event this Agreement is terminated for any reason, the Buyer shall promptly pay over to the Seller any such revenues received by the Buyer without interest thereon and the Seller shall promptly reimburse the Buyer for any such expenses incurred by the Buyer without interest thereon.

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5.9. Assignment Agreements. Immediately following the execution and delivery of this Agreement by both Parties, the Seller shall (i) contact each party other than Seller having rights or obligations under any of the Assumed Agreements, (ii) provide each such party with an Assignment and Assumption Agreement substantially in the form of Exhibit “B” for the applicable Assumed Agreement (each, an “Assignment Agreement”), and (iii) have the applicable Assignment Agreement executed by each such party prior to the Closing Date to be effective as of the Effective Time.

5.10. Closing Conditions of Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement are subject and conditioned on the satisfaction of the following: (i) the representations and warranties of the Seller in this Agreement and the Seller Documents shall be true and correct in all material respects (except with respect to any provisions including the word “material” or word of similar import) as of the date of this Agreement and the Closing Date; (ii) the Seller shall have performed and complied in all material respects with each of the covenants and conditions required by this Agreement and the Seller Documents of which performance or compliance is required prior to or at Closing; (iii) at the Closing Date, no suit, action or other proceeding shall be pending, threatened or noticed before any court or governmental entity in which it is sought to restrain or prohibit the performance of or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement; and (iv) all agreements, documents, instruments and certificates required to be delivered at Closing by the Seller shall be delivered and tendered at Closing.

5.11. Closing Conditions of Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject and conditioned on the satisfaction of the following: (i) the representations and warranties of the Buyer in this Agreement and the Buyer Documents shall be true and correct in all material respects (except with respect to any provisions including the word “material” or word of similar import) as of the date of this Agreement and the Closing Date; (ii) the Buyer shall have performed and complied in all material respects with each of the covenants and conditions required by this Agreement and the Buyer Documents of which performance or compliance is required prior to or at Closing; (iii) at the Closing Date, no suit, action or other proceeding shall be pending, threatened or noticed before any court or governmental entity in which it is sought to restrain or prohibit the performance of or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement; and (iv) all agreements, documents, instruments and certificates required to be delivered at Closing by the Buyer shall be delivered and tendered at Closing.

5.12. Remedies. If the Buyer fails or refuses to consummate the transaction contemplated by this Agreement and in the absence of default by the Seller, the Buyer shall pay, or cause to be paid upon demand to the Seller, as liquidated damages $150,000.00 cash, and the Buyer shall have no further liability hereunder. The parties agree that damages in such an event would be extremely difficult to determine, that the sum provided is a fair and reasonable estimate of such damages under the circumstances, and does not constitute a penalty. If the Seller fails or refuses to consummate the

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transaction contemplated by this Agreement and in the absence of default by the Buyer, the Buyer may, at its option and in its discretion (i) declare this Agreement at an end and null and void, in which event the same shall be of no further force or effect, and in which event, return to the Seller all records, documents, and files made available to the Buyer pursuant to this Agreement or (ii) obtain specific performance of this Agreement.

6. Closing. Upon the terms and subject to the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall be completed on or before January 16, 2006, (the “Closing Date”), at the offices of the Buyer, or at such other time, date or location as the Seller and the Buyer may otherwise agree in writing.

6.1. Deliveries by the Seller. At Closing, the Seller shall deliver or cause to be delivered to the Buyer: (i) exclusive possession of the Acquired Assets, free and clear of all security interests, liens and encumbrances; (ii) a bill of sale and assignment in the form of Exhibit “A” (the “Bill of Sale”); (iii) assignment and assumption agreement(s) for each of the Assumed Agreements (substantially in the form of Exhibit “B”); (iv) a lease agreement in the form of Exhibit “C” related to the leasing of the Yard to the Buyer (the “Lease Agreement”); (v) a settlement statement in the form of Exhibit “D” (the “Settlement Statement”); (vi) any termination statement, authorization or document necessary or required to release any lien or encumbrance on any of the Acquired Assets or Assumed Agreements; (vii) customary certificates certifying as to compliance with the terms of this Agreement; and (viii) any document, certificate or instrument reasonably requested by the Buyer or otherwise necessary to consummate the transactions contemplated by this Agreement

6.2. Deliveries by the Buyer. At Closing, the Buyer shall deliver or cause to be delivered the Cash Purchase Price and the stock certificate(s) evidencing the Stock Consideration; provided, that in the event the Buyer or its financial intermediary is unable to deliver the stock certificate(s) at Closing, the Seller agrees that the Buyer or its financial intermediary shall deliver the stock certificate(s) as soon as is commercially possible after the Closing Date; and the Buyer shall execute the Assignment Agreement(s) for each of the Assumed Agreements, the Lease Agreement, the Settlement Statement, customary officer’s certificates certifying as to compliance with the terms of this Agreement and any document, certificate or instrument reasonably requested by the Seller or otherwise necessary to consummate the transaction contemplated by this Agreement.

7. POST-CLOSING AND EFFECTIVE TIME COVENANTS. The Buyer and the Seller hereby agree and covenant to perform or have performed, or take or allow to be taken, the following.

7.1. Employees.

(a) The Buyer shall enter into written employment agreements with Spence Hummel and Tim Sanders on forms to be negotiated by the Buyer and such employees during the Due Diligence Period.

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(b) As of the Closing Date, the Buyer shall offer employment at will to the other employees of the Seller, including, without limitation, the Employees described on Schedule 3.9. The Buyer agrees to honor the anniversary dates and years of service of all of the employees of the Seller that accept employment with the Buyer with regard to vacation schedule calculation. For a period of two (2) years after the Closing Date, the Seller, its members, managers officers, employees, agents and representatives, and their respective affiliates and family members shall not directly or indirectly for their own behalf or on behalf of any other party (i) call upon, solicit, entice or otherwise encourage any employee to decline acceptance of such employment offer, or (ii) solicit, entice or otherwise encourage any employee to leave the Buyer’s employment, or (iii) otherwise disrupt any employee’s relationship with the Buyer, or (iv) hire, employ or offer employment to any employee, except for any employee that initiates any employment discussion with such party or responds to an advertisement or solicitation that does not target any of the Employees.

7.2. Taxes. The Seller will be liable for and will pay all Taxes (whether assessed or unassessed) applicable to the Acquired Assets attributable to periods (or portions thereof) ending prior to the Effective Time. The Buyer will be liable for and will pay all Taxes (whether assessed or unassessed) applicable to the Acquired Assets attributable to periods (or portions thereof) on the Effective Time. Following the Closing Date, within the time period prescribed by applicable law, the Buyer and the Seller shall agree to the calculation and remittance of sales and other Tax, if any, to be paid as a result of the Closing. The Buyer agrees to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or make a report with respect to, such Taxes.

7.3. Vendors. For a period of two (2) years after the Closing Date, the Seller, its members, managers, officers, employees, agents and representatives, and their respective affiliates and family members shall not directly or indirectly, for their own benefit or on behalf of any other party solicit, induce or attempt to induce any supplier, vendor or other person who has a business relationship with the Seller or its affiliates to discontinue or reduce such business relationship with the Buyer.

7.4. Name Change. The Seller shall cease all business activities under the name “Big A” as of the Closing Date. Within one hundred twenty (120) days after the Closing Date, the Seller shall and covenants to change its legal name to a name that does not contain or include the term “Big A” or derivatives thereof and shall not use the trade name “Big A” at any time after the Closing Date.

7.5. Access for Securities Compliance. The Seller shall provide to the Buyer access to the Seller’s personnel, records, information and documentation necessary for the Buyer to comply and make requisite filings with any regulatory agency under any state or federal securities laws.

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7.6. Post-Closing Date Adjustments.

(a) Ninety (90) days following the Closing Date (the “Post-Closing Date”), appropriate adjustments shall be made between the Buyer and the Seller so that:

(i) all expenses (including, without limitation, all of the Seller’s overhead and insurance costs) for work done under the Assumed Agreements or associated with the Acquired Assets after the Effective Time will be borne by the Buyer, and all proceeds after the Effective Time will be received by the Buyer; and

(ii) all expenses for work done in the operation of the Acquired Assets or under the Assumed Agreements before the Effective Time will be borne by the Seller and all proceeds from the Acquired Assets before the Effective Time will be received by the Seller.

(b) On the Post-Closing Date, the Parties shall determine based on the best information reasonably available to them, the amount of the adjustments provided for in Section 7.6 within ten (10) days following the Post-Closing Date. If the amount of adjustments so determined which would result in a credit to the Buyer exceed the amount of adjustments so determined which would result in a credit to the Seller, the Seller shall deliver to the Buyer a lump sum cash payment for the amount of such excess, and, if the converse is true, the Buyer shall pay to the Seller a lump sum cash payment, the amount of such excess.

8. TERMINATION. This Agreement may be terminated upon providing written notice to the other Party at or prior to the Closing as follows

8.1. Written Consent. By the written consent of both the Seller and the Buyer, which termination shall be effective as of the date contained in such consent.

8.2. Misrepresentation or Default. By either Party if: (i) any representation or warranty of the other Party in this Agreement, the Seller Documents or the Buyer Documents shall be false, misleading or incorrect in any material respect; or (ii) the other Party shall fail to perform any of its duties, obligations or covenants described in this Agreement by or within the required period, which failure to perform is not cured within ten (10) days after the non-defaulting Party notifies the defaulting Party in writing of such failure to perform.

8.3. Casualty. By the Buyer in the event any material piece or portion of the Acquired Assets are damaged or destroyed by fire or any other casualty.

8.4. Due Diligence. The Buyer may terminate this Agreement at any time prior to the end of the Due Diligence Period if any due diligence or investigation reveals or discloses any issue that the Buyer reasonably believes will have a Material Adverse Effect on the Acquired Assets, the Assumed Agreements, and the Seller has not reasonably remediated the issue within ten (10) days after receipt of written notice of termination from the Buyer, which notice shall also state the reason(s) for such termination.

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8.5. Effects of Termination. In the event this Agreement is terminated, the Seller and the Buyer shall have no further rights, duties, obligations or responsibilities described in this Agreement, except for: (i) the respective indemnification rights and obligations described in this Agreement; and (ii) any other rights, duties, obligations or responsibilities provided for in this Agreement to survive the termination of this Agreement. Notwithstanding the foregoing, in the event that termination of this Agreement occurs as a result of a Party’s failure to perform or misrepresentation, the breaching Party shall be obligated and responsible for any and all costs and expenses (including reasonable attorney’s fees) incurred by the non-breaching Party related to or connected with this Agreement.

9. INDEMNIFICATION.

9.1 By the Seller. The Seller hereby agrees and covenants to indemnify, save, defend, hold harmless, discharge and release the Buyer, its attorneys, affiliates and related entities and their respective shareholders, partners, members, directors, managers, officers, employees, agents, successors and permitted assigns from and against any and all payments, charges, judgments, assessments, liabilities, obligations, claims, demands, actions, losses, damages, penalties, interest or fines, and any and all costs and expenses paid or incurred, including attorney fees, costs, fees of experts and any legal or other expenses reasonably incurred in connection therewith (collectively, the “Liabilities”) arising from, based upon, related to or associated with and to the extent caused by (i) any breach of any representation or warranty of the Seller contained in this Agreement or the Seller Documents; (ii) any failure of the Seller to perform or observe any term, condition or covenant contained in this Agreement or the Seller Documents; (iii) any Liability related to or involving any obligation or liability retained by the Seller; (iv) any Liability related to or involving the Acquired Assets or Assumed Agreements arising, resulting or occurring from any event that occurred prior to the Closing Date; and (v) any and all Tax Liabilities with respect to the Acquired Assets or the Assumed Agreements arising, resulting or occurring from any event that occurred prior to the Closing Date.

9.2 By the Buyer. The Buyer hereby covenants and agrees to indemnify, save, defend, hold harmless, discharge, and release the Seller and its attorneys, members, managers, directors, officers, employees, agents, successors and permitted assigns from and against any and all Liabilities arising from, based upon, related to or associated with and to the extent caused by (i) any breach of any representation or warranty of the Buyer contained in this Agreement or the Buyer Documents; (ii) any failure of the Buyer to perform or observe any terms, conditions or covenants contained in this Agreement or the Buyer Documents; (iii) any Liability related to or involving the Acquired Assets or the Assumed Agreements arising, resulting or incurred from any event that occurs on or after the Closing Date; and (iv) any and all Tax Liabilities with respect to the Acquired Assets or the Assumed Agreements arising, resulting or occurring from any events that occurs on or after the Closing Date.

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9.3 Notice of Liability and Opportunity to Defend. Either Party claiming indemnification under this Agreement is referred to as the “Indemnified Party” and the Party against whom such claims are asserted under this Agreement is referred to as the “Indemnifying Party.” In the event that any Liabilities are incurred by, asserted against, or sought to be collected from, an Indemnified Party, the Indemnified Party shall provide to the Indemnifying Party written notice of each such indemnification claim specifying the nature and specific basis for such claim and, to the extent feasible, the estimated amount of damages attributable to such claim, and a copy of any papers received or served with respect to such claim (the “Claim Notice”) within thirty (30) days after the Indemnified Party’s discovery of the Liability; provided, that any failure to provide such notice shall not relieve the Indemnifying Party from its obligations under this Section 9. The Indemnifying Party shall have thirty (30) days from the personal delivery or receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (i) whether or not it disputes the liability of the Indemnifying Party to the Indemnified Party under this Agreement with respect to the Liabilities and/or (ii) with respect to any third-party Liabilities, whether or not it desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against the Liabilities; provided, however, that any Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it deems necessary or appropriate to protect its interests or those of the Indemnifying Party (and of which it shall have given reasonable notice and a reasonable opportunity to comment to the Indemnifying Party) and not prejudicial to the Indemnifying Party, and the Indemnified Party shall recoup all the costs and fees associated with such filing from the Indemnifying Party. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against the third-party Liabilities, the Indemnifying Party shall have the right to defend all appropriate proceedings with counsel of its own choosing, which proceedings shall be promptly settled or prosecuted to a final conclusion. The Indemnifying Party is required, at all times, to vigorously and in good faith, defend the interests of the Indemnified Party. If the Indemnified Party desires to participate in, but not control, any defense or settlement, it may do so at its sole cost and expense. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any third-party Liabilities that the Indemnifying Party elects to contest or, if appropriate and related to the claim in question, in making any counterclaim against the person asserting the third-party Liabilities, or any crossclaim against any person. If demand for indemnity has been refused by the Indemnifying Party or the conduct of the Indemnifying Party does not constitute the required vigorous, good faith defense of the Indemnified Party, the Indemnified Party may control the defense or settlement at the sole cost and expense of the Indemnifying Party. No claim may be settled or otherwise compromised without the prior written consent of the Indemnified Party (such consent shall not be unreasonably withheld); provided, however, that the Indemnified Party may, in the Indemnified Party’s sole discretion, settle or compromise any claim which the Indemnifying Party has refused to defend.

10. PRESS RELEASES. The Buyer and the Seller agree that, prior to making any public announcement or statement with respect to the transactions contemplated by this Agreement, the Party desiring to make the public announcement or statement shall consult with

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the other Party and, because the Buyer is a publicly-traded corporation, Seller shall obtain Buyer’s prior written approval of the text of any public announcement or statement prior to its publication. Nothing contained in this Section 10 shall be construed to require either Party to obtain approval of the other Party to disclose information with respect to the transaction contemplated by this Agreement to any state or federal governmental authority or agency to the extent required by applicable law or by any applicable rules, regulations or orders of any governmental authority or agency having jurisdiction or necessary to comply with disclosure requirements of any stock exchange or any applicable securities laws.

11. SURVIVAL OF REPRESENTATIONS AND COVENANTS. The Seller and the Buyer hereby agree and covenant that all of the representations, warranties and covenants in this Agreement shall survive the Closing or termination of this Agreement for a period of one (1) year.

12. ENTIRE AGREEMENT. This Agreement, the exhibits and the schedules attached hereto, the Seller Documents and the Buyer Documents constitute the entire agreement between the Seller and the Buyer with respect to the subject matter of this Agreement and supersede any and all prior understandings, agreements or representations by or between the Seller and the Buyer, whether written or oral, related in any way to the subject matter of this Agreement.

13. BINDING EFFECT. This Agreement shall be binding upon, and shall inure to the benefit of, the Seller, the Buyer and their respective successors and permitted assigns. Neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder.

14. ASSIGNMENT. The Seller and the Buyer shall not assign any of their respective rights, or delegate any of their respective duties or obligations, under this Agreement without the prior written consent of the other Party; provided, however, that Buyer may assign its rights and delegate its duties to any of its affiliates without the prior consent of the Seller.

15. MULTIPLE COUNTERPARTS. This Agreement may be executed in one or more counterparts, by facsimile or otherwise, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

16. HEADINGS. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

17. SEVERABILITY. If any provision contained in this Agreement shall for any reason be held to be invalid, illegal, void or unenforceable in any respect, such provision shall be deemed modified so as to constitute a provision conforming as nearly as possible to the invalid, illegal, void or unenforceable provision while still remaining valid and enforceable and the remaining terms or provisions contained herein shall not be affected thereby.

18. NOTICES. Any notices or communications required or permitted to be given by this Agreement must be (i) given in writing, and (ii) be personally delivered or mailed by prepaid

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mail or overnight courier, or by facsimile transmission delivered or transmitted to the Party to whom such notice or communication is directed, to the address of such Party as follows:

To Buyer:        Bronco Drilling Company, Inc.

14313 North May Avenue, Suite 100

Oklahoma City, Oklahoma 73134

Fax No.: (405) 848-8816

Attn: Frank Harrison

To Seller:        Big A Drilling Company, L.C.

P. O. Box 187

Woodward, OK 73802

Fax No.: (405)

Attn:

Any such notice or communication shall be deemed to have been given on (i) the day such notice or communication is personally delivered, (ii) three (3) days after such notice or communication is mailed by prepaid certified or registered mail, (iii) one (1) working day after such notice or communication sent by overnight courier, or (iv) on the day such notice or communication is faxed and the sender has received a confirmation of such fax. A Party may, for purposes of this Agreement, change its address, fax number, or the person to whom a notice or other communication is marked to the attention of, by giving notice of such change to the other Party pursuant hereto.

19. AMENDMENTS. This Agreement may be amended at any time by a written instrument signed by both the Seller and the Buyer.

20. WAIVER; INJUNCTIVE RELIEF. No failure on the part of either Party to exercise, and no delay in exercising, any right, power or remedy created under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No waiver by either Party to any breach of, or default in, any term or condition of this Agreement shall constitute a waiver of or assent to any succeeding breach of or default in the same or any other term or condition hereof. The terms and provisions of this Agreement, whether individually or in their entirety, may only be waived in writing and signed by the Party against whom or which the enforcement of such waiver is sought. No right, remedy or election given by any term of this Agreement or made by the Seller or the Buyer shall be deemed exclusive, but shall be cumulative with all other rights, remedies and elections available at law or in equity. The Seller and the Buyer acknowledge that the rights created hereby are unique and recognize and affirm that in the event of a breach of this Agreement irreparable harm would be caused, money damages may be inadequate and an aggrieved Party may have no adequate remedy at law. Accordingly, the Seller and the Buyer agree that the other Party shall have the right, in addition to any other rights and remedies existing in its favor at law or in equity, to enforce such Party’s rights and the obligations of the other Party under this Agreement not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of a bond or other security).

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21. PREVAILING PARTY. In the event that either Party brings any suit, action or proceeding against the other Party for any reason arising from or related to this Agreement, the Seller Documents or the Buyer Documents, then the prevailing Party shall be entitled to recover from the other Party any and all costs and expenses, including reasonable attorney fees, arising from or related to the suit, action or proceeding.

22. FURTHER ACTIONS. From and after the execution of this Agreement, the Seller and the Buyer agree to, upon the request of the other Party, execute and deliver to the other Party any further documents, certificates or instruments, and to perform any further acts as may be required or reasonably requested to complete or evidence the transactions contemplated by this Agreement.

23. CONSTRUCTION. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted by the Seller and the Buyer, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement.

24. PLURAL; GENDER. Words used in this Agreement in the singular, where the context so permits, shall be deemed to include the plural and vice versa. Words used in the masculine or the feminine, where the context so permits, shall be deemed to mean the other and vice versa. The definitions of words in the singular in this Agreement shall apply to such words when used in the plural where the context so permits and vice versa, and the definitions of words in the masculine or feminine in this Agreement shall apply to such words when used in the other form where the context so permits and vice versa. Any and all exhibits and schedules described in this Agreement are hereby incorporated by reference into this Agreement and made a part of this Agreement.

25. GOVERNING LAW; VENUE; JURISDICTION. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Oklahoma, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Oklahoma or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Oklahoma. The Seller and the Buyer further agree that any dispute arising out of this Agreement shall be decided by either the state or federal court in Oklahoma County, Oklahoma. The Seller and the Buyer shall each submit to the jurisdiction of those courts and agree that service of process by certified mail, return receipt requested, shall be sufficient to confer said courts with in personam jurisdiction.

26. WAIVER OF JURY TRIAL. THE SELLER AND THE BUYER HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY ISSUE TRIABLE BY A JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT NOW OR HEREAFTER EXISTS WITH REGARD TO THIS AGREEMENT, THE SELLER DOCUMENTS OR THE BUYER DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY THE SELLER AND THE BUYER AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY MAY OTHERWISE ACCRUE. THE

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SELLER AND THE BUYER ARE HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY THE OTHER PARTY.

27. WAIVER OF PUNITIVE AND CONSEQUENTIAL DAMAGES. THE SELLER AND BUYER HEREBY WAIVE ANY RIGHT TO RECOVER PUNITIVE OR CONSEQUENTIAL DAMAGES IN ANY CAUSE OF ACTION THAT MAY ARISE FROM OR BE CONNECTED TO THIS AGREEMENT.

(REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK)

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IN WITNESS WHEREOF, the Seller and the Buyer have executed and delivered this Agreement effective as of the day and year first above written.

“SELLER”	BIG A DRILLING COMPANY, L.C.,
a Kansas limited liability company

	By:	/s/ Kim Snell
	Name:	Kim Snell
	Title:	Managing Partner

“BUYER”	BRONCO DRILLING COMPANY, INC.,
a Delaware corporation

	By:	/s/ Frank Harrison
Frank Harrison, Chief Executive Officer